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                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                               PRETZELMAKER, INC.


     The undersigned, Michael R. Ward, being the Vice President of Pretzelmaker, Inc., a Utah corporation (the "Corporation"), hereby certifies the following:

     1. The Articles of Incorporation of the Corporation have been amended and restated in their entirety to read as follows:

                                   ARTICLE I

                                      NAME

     The name of this corporation is Pretzelmaker, Inc. (the "Corporation").

                                   ARTICLE II

                                    PURPOSE

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Act.


                                  ARTICLE III

                               AUTHORIZED SHARES

     The total number of shares of capital stock which the Corporation shall have authority to issue is One Million (1,000,000) shares of Common Stock. Each share of Common Stock shall be entitled to one vote per share.


                                   ARTICLE IV

                               INITIAL DIRECTORS

     The names and addresses of the initial directors of the Corporation are as follows:

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               Larry A. Hodges
               2855 East Cottonwood Parkway
               Suite 400
               Salt Lake City, Utah  84121

               Michael R. Ward
               2855 East Cottonwood Parkway
               Suite 400
               Salt Lake City, Utah 84121

                                   ARTICLE V

                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. The name of the registered agent of the Corporation is Michael R. Ward.

                                   ARTICLE VI

                            LIMITATION OF LIABILITY

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 16-10a-842 of Utah Code Ann.; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.



                       [End of Articles of Incorporation]

     2. These Amended and Restated Articles of Incorporation (this "Amendment") was approved by the Board of Directors of the Corporation by unanimous written consent dated April

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5, 2000 and submitted to the shareholders of the Corporation for their approval.
The Corporation has 100,000 shares of Class A Common Stock and 116,000 shares of Class B Common Stock entitled to vote on this Amendment. No shareholders were entitled to vote separately in voting groups. By unanimous consent dated April
5, 2000 (the "Shareholder Consent"), all of the 100,000 shares of Class A Common Stock and 116,000 shares of Class B Common Stock were voted in favor of this Amendment.

     3. By virtue of this Amendment, the class designations of the Corporation's common stock have been eliminated and all of the authorized shares of the Corporation have been reclassified as Common Stock. Such reclassification was unanimously approved by the Corporation's shareholders in the Shareholder Consent.

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     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated
Articles of Incorporation as of the 5th day of April, 2000.

                                    PRETZELMAKER, INC.


                                    By ____________________________________
                                    Michael R. Ward, Vice President


     The appointment of the undersigned as Registered Agent of the Corporation is hereby accepted.


                                    ____________________________________
                                    Michael R. Ward, Registered Agent

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